Exhibit 99.1

Contacts:

Electronic Arts Investor	Electronic Arts Media
Relations:	Relations:
Chris Evenden	John Reseburg
VP, Investor	VP, Communications
Relations
650-628-0255	650-628-3601
cevenden@ea.com	jreseburgn@ea.com

Kofi A. Bruce Nominated to the Electronic Arts Board of Directors

REDWOOD CITY, Calif. – June 10, 2021 – Electronic Arts Inc. (NASDAQ: EA), a worldwide leader in interactive entertainment, announced today that Mr. Kofi A .Bruce will be nominated to EA’s Board of Directors at EA’s 2021 annual stockholders meeting. Mr. Bruce is expected to be appointed to EA’s Audit Committee.

Mr. Bruce is a transformational executive with more than 20 years of finance, operational strategies, and risk management experience at public, consumer-facing businesses. He currently serves as Chief Financial Officer for General Mills, one of the world's largest food companies.

Mr. Bruce joined General Mills in 2009 and has held various finance leadership roles and served as General Mills’ Chief Accounting Officer, Controller and Treasurer before his appointment as Chief Financial Officer. He is a committed supporter of the company’s environmental, social, and governance focus, and serves on the company’s Social Impact committee.

Prior to General Mills, Mr. Bruce served in a variety of senior finance management roles with Ecolab and Ford Motor Company.

“We are delighted to welcome Kofi to the Electronic Arts board,” said Andrew Wilson, CEO of Electronic Arts. “In addition to his breadth of financial expertise across global consumer brands, Kofi is a values-driven leader who will bring new perspectives and insights to our board as we continue to drive further growth, innovation and new experiences for our players.”

“I’ve long admired Electronic Arts' ability to inspire the world to play through its entertaining, engaging and diverse games. That has never been so evident as this past year, where we saw just how powerful EA’s gaming experiences can be to virtually connect players across generations, cultures and geographies,” said Mr. Bruce. "Coming off a strong year, the future is bright and I’m honored to join the board and the entire EA team during this exciting time of transformative growth and opportunity.”

Mr. Bruce continues to serve on the Board of Directors for non-profit Lifeworks Services, and is also an Aspen Fellow at The Aspen Finance Leaders Fellowship. He received a bachelor's degree in international relations from Stanford University and an M.B.A. from the University of Michigan's Stephen M. Ross School of Business.

About Electronic Arts
Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers.

In fiscal year 2021, EA posted GAAP net revenue of $5.6 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as EA SPORTS™ FIFA, Battlefield™, Apex Legends™, The Sims™, Madden NFL, Need for Speed™, Titanfall™ and F1™. More information about EA is available at www.ea.com/news.

EA SPORTS, Ultimate Team, Battlefield, Need for Speed, Apex Legends, The Sims and Titanfall are trademarks of Electronic Arts Inc. John Madden, NFL, FIFA and F1 are the property of their respective owners and used with permission.